Exhibit 99.1

eXp World Holdings Releases Select 2017 Financial Results,

Submits Application to Uplist to Nasdaq

BELLINGHAM, WASH. — April 4, 2018 — eXp World Holdings (OTCQB: EXPI), the holding company for eXp Realty, the largest residential real estate brokerage by geography in North America, today announced selected financial results for the full year ended Dec. 31, 2017.

Unaudited Financial Highlights for Fiscal Year 2017

•	Revenue recognized was $156.1 million.
•	Commissions and other agent related costs were $139.6 million.
•	Gross margin increased 132% to $16.5 million from $7.1 million in 2016
•	Cash flow from operations increased 302% to $4.1 million, compared to $1.0 million in 2016.
•	Our cash balance increased 177% to $4.7M, compared to $1.7M in 2016.

2017 Operating and Business Highlights

•	The number of agents and brokers on the eXp Realty platform increased by 171% to 6,511 at the end of 2017, compared to 2,401 at the end of 2016.
•	Residential transaction sides closed for 2017 increased 212% to 25,299, compared to 8,100 in 2016.
•	Residential transaction volume closed for 2017 increased 209% to $6.1 billion, compared to $2.0 billion in 2016.
•	Expanded to 47 U.S. states and two Canadian provinces, compared to 42 U.S. states and one Canadian province at the end of 2016.

eXp World Holdings also announced that it has applied to list the company's common stock on the Nasdaq Global Market. If the company’s listing application is accepted, shares of the company’s common stock would begin trading on The Nasdaq Stock Market. The uplisting is subject to approval, in part, based on the company's ability to meet Nasdaq minimum listing requirements.

“We are pleased with the growth in revenue driven by increased agent and transaction count, and internal efficiencies,” said eXp World Holdings CEO, Chairman and Founder Glenn Sanford. “Listing on Nasdaq is an exciting next step for eXp World Holdings shareholders and investors.”

In addition, the company filed an extension to delay the filing of its 2017 Annual Report on Form 10-K in order to consult with the Securities and Exchange Commission’s Office of the Chief Accountant in relation to accounting treatment for employee-based equity instruments granted prior to the company becoming public. Further disclosure can be found on Form 12b-25 filed with the SEC and posted on the company’s website. The delayed filing has no impact on eXp Realty’s agents, gross revenue, or the operations of the business and we expect to file the 2017 Annual Report by April 17, 2018. If the proposed change to the way the employee-equity instruments, prior to the company becoming public, is approved, the company’s financial statements also would be restated to use a fair value treatment instead of the previously relied upon intrinsic value treatment, and would remove the large variable swings previously included in the general and administrative expense category due to an underlying fluctuation in stock price.

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About eXp World Holdings

eXp World Holdings, Inc. (OTCQB: EXPI) is the holding company for eXp Realty, LLC, the largest residential real estate brokerage by geography in North America. eXp Realty (exprealty.com) is changing the way that agents, brokers and consumers work together in an adaptive, sustainable environment. It is an agent-designed and agent-owned company. As the leading, national, cloud-based real estate brokerage, eXp Realty provides 24/7 access to collaborative tools, training and socialization for real estate brokers and agents through its virtual campus environment. It is one of the fastest growing real estate brokerage firms in North America with more than 9,300 agents in 47 U.S. states, the District of Columbia and the provinces of Alberta and Ontario, Canada. As a publicly traded company, eXp World Holdings, Inc. uniquely offers real estate professionals within its ranks opportunities to earn company stock for production and contributions to overall company growth.

For more information, please visit the company’s website at www.eXpRealty.com.

Connect with eXp Realty and eXp World Holdings:

•	Facebook - Canada, United States, investor relations
•	Twitter - United States, investor relations
•	LinkedIn - Canada and United States

Media Relations Contact:

Cynthia Nowak

Director of marketing and communications, eXp Realty

360.419.5285 ext. 116

cynthia.nowak@exprealty.com

Investor Relations Contact:

Greg Falesnik

Managing director, MZ Group – MZ North America

949.385.6449

greg.falesnik@mzgroup.us

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